Exhibit 15

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

August 3, 2007

The Midland Company

7000 Midland Boulevard

Cincinnati, Ohio

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Midland Company and subsidiaries for the six-month and three-month periods ended June 30, 2007 and 2006, as indicated in our report dated August 3, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the six and three-month periods ended June 30, 2007, is incorporated by reference in Registration Statement No. 333-40560, 333-101390, and 333-133596 on Form S-8 and Registration Statement No. 33-64821, 333-109867, 333-115355, 333-115354, and 333-128492 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio